UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)

Under the Securities Exchange Act of 1934

GrafTech International Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

384313 508
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
BCP GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Asset Management Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Capital Partners Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BPE IV (Non-Cdn) GP LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BCP IV GrafTech Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Business Partners L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Group Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Private Equity Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield US Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Private Funds Holdings Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield BBP Canadian GP L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Business L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield Business Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BCP IV (US Plan) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BCP IV (UK Plan) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BCP IV (Cdn Plan) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
BCP IV Bermuda Investor LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Manitoba, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield BBP (Canada) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield BBP Canada Holdings Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

1	NAMES OF REPORTING PERSONS
Brookfield CanGP Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
147,742,570

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
147,742,570

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
147,742,570

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
55.3%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Calculated based on 267,188,547 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of December 31, 2020 as reported by the Issuer on its earnings release filed with its Form 8-K dated February 5, 2021.

Item 1.

(a).	Name of Issuer. GrafTech International Ltd. (the “Issuer”)

(b).	Address of Issuer's Principal Executive Offices

982 Keynote Circle
Brooklyn Heights, Ohio 44131

Item 2.

(a).	This Amendment No. 2 to Schedule 13G is being filed jointly by each of the following persons (each, a “Reporting Person”):

BCP GP Limited;
Brookfield Asset Management Inc.
Brookfield Capital Partners Ltd.;
BPE IV (Non-Cdn) GP LP;
BCP IV GrafTech Holdings LP;
Brookfield Business Partners L.P.;
Brookfield Private Equity Group Holdings LP;
Brookfield Private Equity Inc.;
Brookfield Private Equity Holdings LLC;
Brookfield US Inc.;
Brookfield Private Funds Holdings Inc.;
Brookfield BBP Canadian GP L.P.;
Brookfield Business L.P.;
Brookfield Business Partners Limited;
BCP IV (US Plan) LP;
BCP IV (UK Plan) LP;
BCP IV (Cdn Plan) LP
BCP IV Bermuda Investor LP;
Brookfield BBP (Canada) L.P.;
Brookfield BBP Canada Holdings Inc.; and
Brookfield CanGP Ltd.

BCP IV GrafTech Holdings LP directly holds an aggregate of 147,742,043 shares of the Common Stock.

BCP IV Bermuda Investor LP directly holds an aggregate of 527 shares of the Common Stock.

Brookfield Asset Management Inc., by virtue of its relationships with these entities, may be deemed to share beneficial ownership of all of these shares.

BPE IV (Non-Cdn) GP LP, Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and Brookfield Asset Management Inc., by virtue of their relationships with BCP IV GrafTech Holdings LP, may be deemed to share beneficial ownership in the shares held directly by BCP IV GrafTech Holdings LP.

Brookfield Capital Partners Ltd., BCP GP Limited, Brookfield Private Equity Group Holdings LP, Brookfield Private Equity Inc. and Brookfield Asset Management Inc., by virtue of their relationships with BCP IV Bermuda Investor LP, may be deemed to share beneficial ownership in the shares held directly by BCP IV Bermuda Investor LP.

Each of the Reporting Persons disclaims beneficial ownership of all shares of the Common Stock reported herein, except to the extent of its pecuniary interest therein, if any.

(b).	Address of Principal Business Office or, if none, Residence

The address of each of the Reporting Persons, except for Brookfield Business L.P., Brookfield Business Partners L.P., Brookfield Business Partners Limited, Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP, is:

181 Bay Street, Suite 300,
Toronto, Ontario, Canada, M5J 2T3

The address of each of Brookfield Business L.P., Brookfield Business Partners L.P. and Brookfield Business Partners Limited is:

73 Front Street, 5th Floor,
Hamilton, Bermuda HM 12.

The address of each of Brookfield Private Equity Holdings LLC, Brookfield US Inc. and BCP IV (US Plan) LP is:

200 Vesey Street,
New York, NY 10281-1023.

(c)	Citizenship. See responses to Item 4 on each cover page.

(d)	Title of Class of Securities. Common Stock, $0.01 par value per share (“Common Stock”)

(e)	CUSIP Number. 384313 508

Item 3.	Not applicable.

Item 4.	Ownership

(a)	Amount Beneficially Owned:

See responses to Item 9 on each cover page.

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which such person has:

(i)           Sole power to vote or to direct the vote:

 See responses to Item 5 on each cover page.

(ii)          Shared power to vote or to direct the vote:

 See responses to Item 6 on each cover page.

(iii)         Sole power to dispose or to direct the disposition of:

 See responses to Item 7 on each cover page.

(iv)          Shared power to dispose or to direct the disposition of:

 See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2021
BCP GP LIMITED

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Jessica Diab

Name: Jessica Diab
Title: Officer

BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BPE IV (NON-CDN) GP LP, by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BCP IV GRAFTECH HOLDINGS LP, by its general partner, BPE IV (NON-CDN) GP LP, by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ James Bodi

Name: James Bodi
Title: Officer

BROOKFIELD PRIVATE EQUITY GROUP HOLDINGS LP, by its general partner, BROOKFIELD PRIVATE EQUITY INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD PRIVATE EQUITY INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Kristen Haase

Name: Kristen Haase
Title: Officer

BROOKFIELD US INC.

By:	/s/ Katayoon Sarpash

Name: Katayoon Sarpash
Title: Officer

BROOKFIELD PRIVATE FUNDS HOLDINGS INC.

By:	/s/ Katayoon Sarpash

Name: Katayoon Sarpash
Title: Officer

BROOKFIELD BBP CANADIAN GP L.P., by its general partner, BROOKFIELD CANGP LIMITED

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BROOKFIELD BUSINESS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ James Bodi

Name: James Bodi
Title: Officer

BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ James Bodi

Name: James Bodi
Title: Officer

BCP IV (US PLAN) LP, by its general partner, BROOKFIELD PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Kristen Haase

Name: Kristen Haase
Title: Officer

BCP IV (UK Plan) LP, by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Director

BCP IV (CDN PLAN) LP, by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BCP IV BERMUDA INVESTOR LP, by its general partner, BROOKFIELD CAPITAL PARTNERS LTD.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BROOKFIELD BBP (CANADA) L.P., by its general partner, BROOKFIELD BBP CANADIAN GP L.P., by its general partner, BROOKFIELD CANGP LIMITED

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BROOKFIELD BBP CANADA HOLDINGS INC.

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

BROOKFIELD CANGP LTD

By:	/s/ A.J. Silber

Name: A.J. Silber
Title: Officer

EXHIBIT INDEX

Exhibit No.
1	Joint Filing Agreement, dated February 12, 2021